Exhibit 99.01

Contacts:
Micron Technology, Inc.	Lexar Media, Inc.
Kipp A. Bedard	Michael P. Scarpelli
Investor Relations	Chief Financial Officer
(208) 368-4400	(510) 580-8730
kbedard@micron.com	mscarpelli@lexar.com

Daniel Francisco	Matthew Sherman
Media Relations	Joele Frank, Wilkinson Brimmer Katcher
(208) 368-5584	(212) 355-4449 x165
dfrancisco@micron.com	msherman@joelefrank.com

Jennifer Jarman
The Blueshirt Group
(510) 443-3400
investor@lexar.com

FOR IMMEDIATE RELEASE
MICRON TECHNOLOGY, INC., ANNOUNCES WILLINGNESS TO INCREASE EXCHANGE RATIO TO 0.5925 IN ACQUISITION
OF LEXAR MEDIA, INC.
Lexar to Adjourn Special Meeting of Stockholders Until June 16, 2006
BOISE, Idaho and FREMONT, Calif., June 2, 2006 — Micron Technology, Inc. (NYSE: MU) today announced that it is prepared to increase the exchange ratio that each outstanding share of Lexar Media, Inc. (Nasdaq: LEXR) common stock would receive in the merger from 0.5625 shares of Micron common stock to 0.5925 shares of Micron common stock, subject to approval of the boards of directors of Micron and Lexar and subject to Micron’s determination that there is sufficient Lexar stockholder support for the merger at the revised exchange ratio.
Lexar announced that at today’s special meeting of stockholders it intends to adjourn the special meeting until June 16, 2006 at 2:00 p.m., PDT at Lexar’s corporate headquarters at 47300 Bayside Parkway, Fremont, California. The meeting is being adjourned to allow additional time for Lexar and Micron to agree upon the terms of an amendment to the merger agreement and, if one is entered into, to provide Lexar stockholders with additional information related to such amendment and an opportunity to review such information. The record date for stockholders entitled to vote at the special meeting remains April 28, 2006. Lexar noted that stockholders that have previously voted may change their vote, but need not vote again.
As previously announced, on April 25, 2006, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with Micron’s proposed acquisition of Lexar, expired.

Lexar stockholders are reminded that their vote is important. A failure to vote has the same effect as a vote against the adoption of the merger agreement. Any stockholder who has not yet voted is urged to vote FOR the adoption of the merger agreement. Stockholders may vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance in the last-minute voting of their shares, they should contact Lexar’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-456-3427.
Lexar stockholders are encouraged to read the definitive proxy statement/prospectus related to the proposed merger with Micron, and any update or amendment thereto, in its entirety as it provides, among other things, a detailed discussion of the process that led to the proposed merger and any amendment to the terms thereof and the reasons behind Lexar’s Board of Directors’ unanimous recommendation that Lexar stockholders vote FOR the adoption of the merger agreement.
About Micron Technology, Inc.
Micron Technology, Inc. is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
About Lexar Media, Inc
Lexar is a leading marketer and manufacturer of NAND flash memory products including memory cards, USB flash drives, card readers and ATA controller technology for the digital photography, consumer electronics, industrial and communications markets. Lexar holds over 98 issued or allowed controller and system patents, and licenses its technology to companies including Olympus Corporation, Samsung Electronics Co., Ltd., SanDisk Corporation and Sony Corporation. Lexar sells its memory cards worldwide and through an exclusive agreement, also sells memory cards under the Kodak® brand. Headquartered in Fremont, California, Lexar has operations in countries around the world. More information is available at www.lexar.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other trademarks are the property of their respective owners.
Lexar and the Lexar logo are trademarks of Lexar Media, Inc. All other trademarks are the property of their respective owners.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties concerning Micron’s proposed acquisition of Lexar Media, Inc., including the entry into an amendment to the merger agreement between Micron and Lexar and the timing of the special meeting of Lexar stockholders. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the merger agreement will not be amended, the transaction will not close or that the closing may be delayed. In addition, please refer to the documents that Micron and Lexar file with the Securities and Exchange Commission on Forms S-4, 10-K, 10-Q and 8-K. The filings by each of Micron and Lexar identify and address other important factors that could cause actual results to differ materially from those contained in the forward-looking statements set forth in this press release. Micron and Lexar are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.
Additional Information About the Merger and Where to Find It
Micron has filed a registration statement on Form S-4 (Registration No. 333-132757), as amended, containing a definitive proxy statement/prospectus and other relevant materials in connection with the proposed acquisition of Lexar by Micron. On May 4, 2006, the definitive proxy statement/prospectus was mailed to Lexar stockholders of record as of the close of business on April 28, 2006. Investors and security holders of Lexar are urged to read the definitive proxy statement/prospectus and the other relevant materials because they contain important information about Micron, Lexar and the proposed merger. The definitive proxy statement/ prospectus and other relevant materials, and any other documents filed by Micron or Lexar with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Micron by contacting Micron Investor Relations, Kipp Bedard, (208) 368-4465. Investors and security holders may obtain free copies of the documents filed with the SEC by Lexar by contacting Lexar Chief Financial Officer, Michael Scarpelli, (510) 580-8730. Investors and security holders of Lexar are urged to read the definitive proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.
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